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                                                                 EXHIBIT 10.16

                             MANUFACTURING AGREEMENT

                                                        AGREEMENT #: C-06259

                                                        EFFECTIVE DATE: 4/13/98

                                                        EXPIRATION DATE: 4/16/99

                                                        CNDA#:     95182

This Agreement is entered this ("Effective Date") by and between Intel Flash Products Division, with a place of business at 1900 Prairie City Road, Folsom, California ("Intel") and XeTel Corporation, with place of business at 2105 Gracy Farms Ln., Austin, Texas ("Supplier"), singularly or collectively referred to as a Party or the Parties.


                                    RECITALS

o WHEREAS, Intel is an international manufacturer of microprocesser and Flash memory components, modules and systems.

o WHEREAS, Supplier is a provider of contract manufacturing and integration services; and

o        WHEREAS, Intel desires to engage the services of Supplier;

                                    AGREEMENT

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the Parties agree as follows:

1.0      ADDENDA

         The following Addenda are attached hereto and incorporated herein by reference.

         "A" Product/Manufacturing Specifications, Pricing

         "B" Quality Requirements, Performance Standards

         "C" Negotiated Changes

2.0      DEFINITIONS

2.1 "Release" means an Intel purchase order authorizing Supplier to ship a definite quantity of items according to a specified schedule.

2.2 "Product(s)" means Flash Memory cards released by Intel and manufactured by Supplier in accordance with this agreement.

2.3 "Specifications" means the Intel proprietary product specifications, manufacturing procedures, schematics, documentation, software, and other materials provided by Intel to Supplier to enable Supplier to manufacture Product(s) for Intel.

2.4 "Forecast" means the quantity of Product(s) Intel reasonably expects to release; however, Intel will not be obligated to accept or pay for such quantities not committed by an issued Release.

2.5 "Gross Unit Variance (GUV)" equals absolute sum of unit inventory difference (physical v. book) divided by total book quantity.



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2.6      "Gross Dollar Variance (GDV)" equals absolute sum of U.S. dollar inventory difference (physical v. book) divided by total U.S. dollar book value.

2.7 "Net Dollar Variance (NDV)" equals sum of net U.S. dollar inventory differences (physical v. book) divided by total U.S. dollar book value.

2.8 "Defects per Million (DPM)" equals the number of defective units, divided by the total number of samples, multiplied by one million.

2.9 "Product Documentation" means any portion of documentation for Intel software or hardware Product(s) in printed or electronic form identified in a Release and provided to Supplier to Intel.

2.10 "Software" means the software identified in a Release and provided to Supplier by Intel in object code form expressly for the purpose of duplication.

2.11 "Material Overhead (MOH)" is the fee that Intel pays supplier to manage turnkey material as set forth in Addendum A.

2.12 "Labor Overhead (LOH)" is the fee that Intel pays supplier to assemble product set forth in Addendum A.

2.13 "Build Schedule" shall mean a weekly schedule issued by Intel indicating five (5) business days of Product requirements.

2.14 "Premises" refers to the area in which lines are used to manufacture Intel Products reside.

3.0      MANUFACTURING AND INTEGRATION SPECIFICATIONS

3.1 Supplier shall manufacture and/or integrate Product(s) in accordance with Intel Release and the Specifications set forth in Addendum A.

3.3 Supplier shall not modify or deviate from the Specifications for Product(s) without prior written approval from Intel. Intel may modify the specifications at Intel's discretion. Supplier shall implement such modifications in Supplier's manufacturing process within a reasonable time following receipt of notification of the change from Intel. Supplier shall implement safety or regulatory changes to work in process immediately following receipt of notification of the change from Intel.

3.4 Intel may furnish additional Product(s) specific documentation upon introduction of new Product(s) to the manufacturing line and may make changes in such documentation, at any time, for any reason. Supplier will acknowledge such additional documentation or change in existing documentation with cost and schedule impact within forty-eight (48) hours after receipt of notification.

3.5 Supplier shall cooperate with Intel to provide configuration control and traceability systems for Product(s) supplied hereunder.

3.6 Supplier will maintain a process satisfactory to meet or exceed Intel's documentation and quality requirements set forth in Addendum B.


                                      2                       INTEL CONFIDENTIAL

             FOR REVIEW, INTEL RESERVES THE RIGHT TO FURTHER MODIFY
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4.0      LIMITED LICENSE

4.1 Intel grants to Supplier a restricted, non-exclusive, non-transferable, royalty-free license to copy and use the Specifications only to manufacture Product(s) for Intel in accordance with the terms and conditions of this Agreement, and for no other purpose.

4.2 No rights or licenses are granted by Intel to Supplier, expressly or by implication, estoppel or otherwise, with respect to any proprietary information or patent, copyright, trade secret or other intellectual property right owned or controlled by Intel, except as expressly provided in the Agreement and its Amendments. No express or implied license to Intel's Flash Memory products, system bus, processor, or microprocessor-level intellectual property or manufacturing process technology is granted.

4.4 Intel grants to Supplier a non-exclusive, non-transferable, royalty-free license to, i) reproduce Product Documentation in either original or modified form solely for Intel at Intel's direction; ii) distribute Product Documentation exclusively to locations identified by Intel and at Intel's written direction.

4.5 The license grant does not include the right to permit Supplier's customers, agents, distributors, or any third party to reproduce Software or Product Documentation without prior written approval from Intel.

4.6 Supplier shall reproduce all copyright notices wherever they appear in the Software or Product Documentation.

4.7 Supplier warrants that it will not reverse engineer or copy Intel designs without the written authorization of Intel.

5.0      PRICING, INVOICING AND PAYMENT

5.1 Prices for Product(s) are set forth in Addendum A, in U.S. Dollars and are based on an average lot size of 1200 units.

5.2 Additional charges such as taxes, freight, duties and insurance shall be stated separately on Supplier's invoice in U.S. Dollars. Such additional charges will not be reimbursed without Intel's prior written approval.

5.3 Intel and Supplier agree to review and adjust material and conversion pricing set forth in Addendum A not less than once per calendar quarter. Material and conversion pricing for New Product Introductions
         (NPI) or Product(s) undergoing Engineering Change Orders (ECO) which change the Bill of Materials (BOM) may be updated within the quarter.

5.4 Intel and Supplier agree to review and adjust material overhead prices set forth in Addendum A not less than once per six (6) months. Without limiting the foregoing, either Party may request re-negotiation of material, material overhead or conversion prices based upon changes in suppliers, materials' costs, designs, technology, forecasted volumes and/or market conditions. Upon receipt of such request, the Parties will re-negotiate prices in good faith. Pricing changes shall be incorporated in this document

5.5 Supplier shall, submit original invoices, which shall include the purchase agreement number, purchase order number (including line item release), part number including applicable revision level, packing slip number, complete bill-to address, description of Product(s), quantities, unit price and extended totals. Payment shall not constitute acceptance.



                                   3                          INTEL CONFIDENTIAL

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5.6      Additional charges, such as but not limited to Non-Recurring
         Engineering ("NRE") charges will not be reimbursed without Intel's prior written approval.

5.7 Supplier warrants to Intel that the price charged (for material cost, MOH, and conversion)) Intel for Product(s) shall be Supplier's lowest net price charged any customer for like products and/or services. If Supplier sells similar products and/or services covered by this Agreement to other customers at prices less than those set forth herein, Supplier shall adjust to the lower price any unshipped Intel Product(s) and all future Releases for Intel Product(s). Intel reserves the right to inspect and audit Supplier's records to ensure compliance with this requirement. Upon Supplier's written demand, such audit may be performed by an independent third party at Intel's expense.

5.8 Intel shall make payments to Supplier forty-five (45) days from the later of the receipt of Product(s) or the date of receipt of a properly executed invoice.

6.0      DELIVERY, RELEASES, FLEXIBILITY, AND SCHEDULING

6.1 On a monthly basis, in accordance with the Intel WW calendar, Intel shall provide the Supplier with a new 26-week forward-looking build plan schedule for finished good requirements. When a new build plan schedule is submitted by Intel to the Supplier, the Supplier shall provide Intel with a Response To Forecast (RTF) within the response time specified below in paragraph 6.2. If/when RTF is approved by Intel, this RTF becomes the active build plan schedule and is assumed to be capacity and materials feasible.

         On a weekly basis, Intel shall conduct a build plan review meeting with the Supplier. During this meeting, the Supplier shall provide information regarding; commits to the build plan schedule, prior weeks' output data, and quantity of consigned Intel Flash component inventory in raw material, WIP, and/or finished goods.

         On a weekly basis, Supplier shall provide Intel with Supplier's actual consumption of consigned Intel Flash Memory components for production, loss, and yield, as well as quantity of finished goods shipments.

         BUILD PLAN FLEXIBILITY

         Supplier shall provide Intel with two of flexibility options for altering the most current build plan schedule: volume flexibility and product mix flexibility.

         Volume Flexibility: Intel may provide the Supplier with an Exception request to an active build plan schedule. Through an Exception, Intel may request the Supplier to either increase or decrease the volume builds by 25% for each week starting from, and including, the 6th business day from the date the Exception request is submitted. Also, through an Exception request, Intel may request the Supplier to either increase or decrease the volume builds by 50% for each week starting from the 6th week from the date of the Exception request.

         When an Exception is approved by Supplier, this Exception becomes the active build plan Rev and is assumed to be capacity and materials feasible.

         Product Mix Flexibility: Intel may request revisions to the distribution or mix of the product line items specified on an active build plan schedule or build plan Rev. Starting from and including the 6th business day from the date of the Exception, Intel may request that the mix of line items being manufactured are revised within the limits of capacity and materials availability.



                                        4                     INTEL CONFIDENTIAL

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         All Forecasts are for planning purposes only and are not commitments to purchase. As such, all Forecasts are subject to change and are not commitment(s). Supplier understands that Intel's demand is dependent on market and other factors beyond Intel's control. This may result in demand being reduced or eliminated.

6.2 Supplier will provide confirmation of receipt of Intel Releases and feasibility of exception requests as follows:

         Type of Request                  Response Time
         ---------------                  -------------
         Weekly Production Updates        24 hours local time after receipt by Supplier

         Upside Flexibility Requests      48 hours local time after receipt by Supplier
         NPI-Beta/Pilot Requests          48 hours local time after receipt by Supplier
         Standard Price Quotes            5 business days local time after receipt by Supplier

6.4 Supplier acknowledges that time is of the essence of this Agreement, and Supplier agrees to maintain one-hundred percent (100%) on-time delivery. "On-time delivery" means that a delivery occurs during the period five (5) business days before the delivery dates identified in Intel's Release. Supplier agrees to comply with the delivery lead times set forth in Addendum B. Supplier shall monitor and report weekly delivery and shipping performance as required in Addendum A. Intel may return nonconforming, early, or excess shipments at Supplier's risk and expense.

6.5 Supplier shall promptly notify Intel in writing if Supplier is unable to make any scheduled delivery. Such notice shall state the reasons for the delay and a corrective action plan to alleviate impact of the delay to Intel. At a minimum, Supplier shall use best efforts to remedy delays and to complete shipment of Product(s) in a timely manner, including without limitation, expedited delivery and use of additional temporary personnel at no additional charge to Intel.

6.6 Intel may reschedule any Release in whole or in part at any time. Supplier will use best efforts to comply with Intel's rescheduling requests. Intel may push out a Release one time to a maximum of 60 days. Intel will pay a storage fee of 1%/ month on any Materials for these delayed Releases that cannot be used for other Releases or used for other customers. A second push out of a Release or a push out beyond 60 days will be handled as a canceled release per section 6.7.

6.7 Intel may cancel all or any part of any Release at any time. Supplier shall stop work immediately upon receipt of such notice. Intel shall not incur charges for materials which can be used for other Intel Product(s) or Supplier's customers. Regardless of material lead time, Intel's payment obligations shall not exceed the following: Intel will assume all Purchase Orders for components related to the release which are non cancelable and cannot be used for another Intel release or supplier product. Intel will maintain the right to sell to Supplier products purchased through such assumed Purchase Orders, at Intel's cost, for use in future releases.

6.8 Upon payment of Supplier's claim, Intel shall be entitled to all work and materials paid for. Before assuming payment obligation under this section, Intel may inspect Supplier's inventory and audit all relevant documents prior to paying Supplier's invoice.

7.0      TERM AND TERMINATION

7.1 The term of this Agreement shall begin on the Effective Date and continue for one (1) calendar year. This Agreement shall automatically renew for successive one (1) calendar year terms.

7.2      At Intel's option, Product(s) may be scheduled for delivery up to six
         (6) months following expiration of this Agreement.



                                       5                      INTEL CONFIDENTIAL

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7.3      Not withstanding the above, Intel may terminate this Agreement in whole or in part at any time and for any reason upon giving) written notice to Supplier. If said notice is provided ninety days in advance of cancellation, Intel's obligation shall not exceed Supplier's total cost for the materials canceled. If notice is provided less than ninety days in advance of cancellation date, Intel's obligation shall not exceed Supplier's total cost for the materials canceled, plus reasonable administrative and labor costs as stated in paragraph(s) 6.7 and 6.8 above.

7.4 In the event of termination on the part of either Intel or Supplier, Supplier will return consigned equipment (identified in Addendum D) and materials at Intel's expense.

8.0      ACCEPTANCE AND WARRANTY

8.1 All Product(s) are subject to Intel's inspection and test before final acceptance at Intel's premises. If any inspection or test is made on Supplier's premises, Supplier shall provide Intel's inspectors with reasonable facilities and assistance at no additional charge. Neither inspection nor acceptance by Intel shall constitute a waiver of any defect or nonconformity.

8.2 Intel shall have the right to reject any Product(s) found to be defective or non-conforming in material, workmanship, and/or processes or which fails to conform with the Specifications set forth in Addendum
         A. Supplier shall promptly replace or correct such Product(s) at no additional charge to Intel. In addition, at Intel's request, Supplier will provide root cause analysis and corrective action plans for rejected Product(s).

8.3 Supplier warrants that all Product(s) furnished hereunder shall be merchantable, free from defects in workmanship and material, and shall conform to the specifications set forth in Addendum A. During a period of one (1) year after Intel's acceptance of Product(s), at Intel's option, Supplier shall promptly repair or replace the Product(s) or refund the purchase price and cost of shipment of all non-conforming Product(s)' at no cost to Intel and will pay Intel the cost of recalling or replacing any non-conforming Product(s) already shipped by Intel and in the field. Supplier will pay all costs of transportation of defective Product(s) by Intel to the facility, and return of repaired or replacement Product(s) by Supplier to Intel. Supplier shall bear the risk of loss of such Product(s) while in transit. Cost of recall shall include all costs associated with the following; identifying and locating all defective parts, notifying all affected Intel customers of said defective parts, replacement of said defective parts, cost of shipping both defective parts back to Intel for replacement and shipping of replacement parts to Intel's customers, as well as any support services required to accomplish these tasks.

8.4 Supplier shall use best efforts to maintain one-hundred percent (100%) quality acceptance levels as measured by Intel in accordance with the quality specifications set forth in Addendum B. Supplier shall be responsible for any expenses that result because Supplier does not meet all quality specifications set forth herein. Such expenses may include, but are not limited to (i) the cost of recalling per 8.3 above, correcting, or replacing defective units in the field; (ii) shipping additional Product(s) at Supplier's expense and risk, (iii) increasing inspection, and (iv) providing personnel at Intel's site to assist in problem resolution or rework of material. Supplier agrees to exercise reasonable efforts to pull in the next scheduled shipment to fill Product(s) void caused by any shipment rejected by Intel.

8.5 As used in this Section, the term "Epidemic Failure" means a specific product failure affecting five percent (5%) or more of a specific Product(s) weekly shipment or release, whichever is smaller, under warranty, which is a direct result of a defect in Suppliers material and workmanship. In the event of an Epidemic Failure, Supplier shall perform root cause analysis of the failure and cooperate with Intel to implement remedial actions necessary to correct the failure mode. Furthermore, without limiting its obligations pursuant to the warranty provisions set forth above, Supplier shall reimburse Intel for any and all standard freight and labor charges incidental to the



                                   6                         INTEL CONFIDENTIAL

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         Epidemic Failure, including, without limitation, the cost of recalling as per 8.3 above, or replacing the affected Product already shipped by Intel to Intel's distribution channel and to end customers.

8.6 Supplier shall have no liability or responsibility under section 8.5 above for any loss or damage to the extent that any such Epidemic Failure claims are the result of (i) Supplier's compliance with Intel's supplied Specifications, (ii) the negligence of Intel, (iii) modification or alteration of the Product(s) by a party other than Supplier, and (iv) defects in Intel supplied components.

8.7 Intel or it's customers may inspect work performed by Supplier and Supplier's suppliers during normal business hours, including work performed in Supplier facilities or facilities of Supplier's suppliers upon 24 hours written notice. If any inspection is made by Intel upon Supplier's facilities of the facilities of Supplier's supplier, Supplier shall assist ensure reasonable facilities are available for the safe and efficient completion of the inspection at no charge.

9.0      RETURN OF DEFECTIVE MATERIALS

9.1 Supplier shall issue a credit memo with a Return Material Authorization ("RMA") tracking number for one-hundred percent (100%) of the purchase order price for non-conforming Product(s) returned by Intel for functional and non-functional defects. Credit shall be given against Releases. Intel reserves the right of inspection to determine root cause.

9.2 Supplier shall pay freight charges for the return of non-conforming Product(s) sent from Intel's facility to Supplier and to return non-conforming Product(s) to Intel's designated facility.

9.3 For return of non-conforming Product(s) which Supplier demonstrates to Intel to be conforming, Intel shall pay round trip freight and other specific costs associated with said Product(s) returned to Intel's designated facility.

10.0     PACKING AND SHIPMENT

10.1 All Items shall be FOB Austin, Texas or as otherwise specified in the Release. All Items shall be prepared for shipment in a manner which (i) follows good commercial practice; (ii) is acceptable to common carriers for shipment at the lowest rate; (iii) is adequate to ensure safe arrival; and (iv) meets Intel packaging requirements as specified in provided documents. Supplier shall mark all containers with necessary lifting, handling and shipping information, purchase order number, date of shipment and the names of the Buyer and Supplier. Buyer shall notify Supplier of. the method of shipment and expected delivery date. If no instructions are given, Supplier shall select the most cost effective carrier, given the time constraints known to Supplier. Supplier shall ship only the quantity of Items specified in the Release. Buyer may return at Supplier's expense any Items in excess of the quantity stated in the Release.

11.0     INVENTORY CONTROL

11.1 Supplier will track and account for all inventory within Supplier's facility.

11.2 Intel reserves the right to determine what materials will be consigned to Supplier and what materials will be purchased by Supplier (`turnkey' materials) for use in Intel Product(s).

11.3 In the event Intel directs Supplier to purchase turnkey materials, Supplier agrees to put forth reasonable efforts in negotiating competitive turnkey material prices for Intel Product(s).

11.4 Supplier shall be solely responsible for all costs associated with purchasing turnkey materials for Intel Product(s), including but not limited to, risk of loss and inventory variance. Intel agrees to compensate Supplier for purchasing services via the overhead rate defined in Addendum A.



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11.5     Materials consigned to Supplier by Intel are subject to Section 20.0,
         Consignment Provisions. Consigned materials will be classified in categories by Intel Finance based on item value.

11.6     Intel may consign materials to Supplier classified as "High Value Units
         (HVU)", including but not limited to Flash memory components. Supplier agrees to implement and maintain appropriate security and accounting procedures. Supplier also agrees to allow Intel Security and/or Intel Risk Assessment to perform audits to ensure compliance.

11.7 Intel may consign materials to Supplier that are not classified HVU, but still require heightened security. Supplier agrees to treat items identified as such.

11.8 Supplier agrees to audit consigned inventory per the category specific cycle counting schedules as below:

             Category       Count Frequency              Count Sample Requirements
             --------       ---------------       -----------------------------------------
             HVU            Weekly                100% every week
             non-HVU        Quarterly             Minimum 25% per month and 90% per quarter

11.9 Supplier shall adhere to the following cycle count minimum variance guidelines for consigned inventories:

             Category                 GUV
             --------                 ---
             HVU                      0.5%
             non-HVU                  3.0%

11.10 Supplier shall contact Intel immediately if reconciliation variance occurs with HVU and non-HVU material. Supplier shall report weekly cycle count results to Intel within one (1) working day from the end of the cycle count. Supplier's report shall include investigation/corrective action status for any measured variances outside the guidelines herein.

11.11 Supplier bears all risk of loss for Intel consigned inventory and shall reimburse Intel, at Intel's request, for the best customer price of Intel consigned inventory variances in excess of the guidelines herein. Supplier is responsible for all variances on turnkey material.

11.12 Supplier shall generally not hold finished goods inventory for greater than eight (8) hours. If Supplier holds finished goods inventory for any time greater than eight (8) hours, the finished goods shall be located in a secured area and controlled as consigned materials. Supplier agrees to take necessary security measures to assure all finished goods are protected from theft or damage.

11.13 Supplier shall maintain a documented and effective material disposition and control process. This will include a quarantine area to segregate discrepant material and finished goods. For HVU consigned materials and finished goods, the quarantine area shall meet HVU security requirements. Intel will review and disposition consigned materials.

12.0     NEW DEVELOPMENTS

12.1 All services performed by Supplier under this Agreement are exclusively for Intel. Supplier will assign and hereby does assign to Intel all right, title and interest to those things developed for Intel, henceforth known as "Intellectual Property Improvements" or "IPI", including, but not limited to inventions, designs, trademarks, discoveries, formulas, processes, plans, specifications,



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         guidelines, graphics, drawings, films, videotapes, slides, scripts, software programs, software documentation, training materials, illustrations, ideas, copyrightable works, trade secrets or other ideas and materials made or conceived regarding improvements to Intel specified manufacturing or assembly processes or Product(s) by Supplier, its employees, subcontractors, consultants or agents, during the term of and arising out of services performed under this Agreement, which were not in existence before this agreement, or for which Intel has not paid a Non-Recurring Engineering charge or tooling charge.
         Upon Intel's request, Supplier shall execute an assignment of copyright and any other relevant intellectual property rights to Intel covering any copyrightable deliverables accepted by Intel hereunder. Supplier shall treat all IPI as Intel Confidential Information under Section 15 below, and shall use all IPI only for manufacturing Product(s) under this Agreement.

12.2 Supplier shall assist Intel, at Intel's expense, in obtaining, registering, perfecting and enforcing all patents, trademarks, mask work rights or copyrights necessary to protect Intel's interest in the items assigned to Intel pursuant to the foregoing paragraph. This includes the disclosure of all pertinent information, the execution of applications, specifications, oaths and assignments and any other papers by Supplier necessary to ensure said protection for Intel.

12.3 All documentation developed by Supplier and connected with Supplier's services to Intel hereunder or associated with deliverables assigned to Intel pursuant to the foregoing, shall be the exclusive property of Intel. Upon Intel's request, Supplier shall make all such documentation available to Intel.

12.4 Supplier agrees to allow Intel and Supplier to jointly escort Intel customers and/or suppliers through Supplier facilities.

13.0     OWNERSHIP AND BAILMENT RESPONSIBILITIES

13.1 Any specifications, drawings, schematics, technical information, data, tools, dies, patterns, masks, gauges, test equipment and other materials furnished or paid for by Intel shall (i) be kept confidential, (ii) remain or become Intel's property, (iii) be used by Supplier exclusively for Intel's orders, (iv) be clearly marked as Intel's property and segregated when not in use, (v) be kept in good working condition at Supplier's expense except for pre-approved extraordinary calibration costs, and (vi) be shipped to Intel promptly on demand. Supplier shall insure Intel's property and be liable for loss or damage while in Supplier's possession or control, ordinary wear and tear excepted.

13.2 Consigned Materials. Supplier's use of materials consigned by Intel to Supplier shall be governed by the terms and conditions of the Consignment Provisions set forth in Section 20.0.

13.3 Bailment of Equipment. Supplier's use of equipment supplied by Intel shall be governed by the terms and conditions of the Loan of Equipment and Bailment Provisions set forth in Addendum D.

14.0     INSURANCE

14.1 General Liability. Without limiting or qualifying Supplier's liabilities, obligations or indemnities otherwise assumed by Supplier pursuant to this Agreement, Supplier shall maintain, at its sole cost and expense, Commercial General Liability and Automobile Liability Insurance with limits of liability not less than $10,000,000.00 per occurrence and including liability coverage for bodily injury or property damage (i) assumed in a contract or agreement pertaining to Supplier's business and (ii) arising out of Supplier's Product, services or work. Supplier's insurance shall be primary, and any applicable insurance maintained by Intel shall be excess and non-contributing. The above coverages shall name Intel as additional insured, and shall contain a severability of interest clause.



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14.2     Fire and Casualty Insurance. Supplier shall secure, pay for, and at all times during the terms hereof maintain, insurance providing coverage upon Supplier's premises, any loaned equipment, materials, components, consigned inventory and work in process in an amount equal to the guaranteed replacement costs thereof, and insuring against theft, fire and other risks normally covered by standard all-risk property insurance. Supplier shall bear the cost of any deductible or co-insurance and, in the event of a loss, Supplier shall reimburse
         Intel for such deductible or co-insurance. Supplier shall provide Intel with a certificate of insurance showing Intel as loss payee or equivalent with provision for no less than thirty (30) days written notice to Intel of insurance termination or material changes in coverage.

14.3 Employer's Liability. Supplier shall also maintain statutory Workers' Compensation coverage, including a Broad Form All States Endorsement in the amount required by law, and Employers' Liability Insurance in the amount of $1,000,000.00 per occurrence. Such insurance shall include an insurer's waiver of subrogation in favor of Intel.

14.4 Certificate of Insurance. Supplier shall provide Intel with properly executed Certificate(s) of Insurance prior to commencement of any operation hereunder and shall notify Intel, no less than 30 days in advance, of any reduction or cancellation of the above coverages.

14.5     Insurance Inspections

         Supplier shall permit Intel to perform reasonable insurance and safety inspections on and around Supplier's manufacturing facilities. Supplier agrees to implement, at no cost to Intel, reasonable recommendations of safety and fire inspectors consistent with local laws and Supplier's company procedures to eliminate the risk of fire or hazard to personnel, equipment, materials and work in process. Intel shall conduct such inspections so as to minimize disruptions and schedule impacts to Supplier.

14.6 All insurance required hereunder shall be written by reputable companies acceptable to Intel.

15.0     CONFIDENTIALITY AND PUBLICITY

15.1 During the course of this Agreement, Supplier may be provided access to Intel's confidential information and materials. Supplier agrees to maintain such information in accordance with the terms of this Agreement and any applicable separate nondisclosure agreement between Intel and Supplier. At a minimum, Supplier agrees to maintain such information in confidence, to take all reasonable precautions to prevent unauthorized disclosure, and to use such information only within the scope of this Agreement until the information becomes publicly available through no fault of Supplier. Supplier represents that no information disclosed by Supplier to Intel, in any form whatsoever, is the confidential information of any corporation, individual or association not a party to this Agreement.

15.2 Supplier agrees to maintain all specifications, equipment, tooling costs/pricing, materials, drawings, schematics, technical information and all related materials, reports, Forecasts, or documentation furnished by Intel or generated by Supplier, (including IPI), during performance of this Agreement, in confidence. Supplier agrees to use such specifications, drawings, schematics, technical information and other material only for performance of this Agreement. If Supplier's employees or representatives are granted access by Intel to any of Intel's computer networks or systems, Supplier shall treat all of Intel's data and information accessed from such systems in the same manner other described herein. In addition, Supplier, its employees and representatives shall not use or disclose for any purpose any aspect or portion of third party data or information which it may encounter by virtue of access to Intel's computer networks. Supplier shall not place any Intel confidential information on any unsecured network such as the "Internet."



                                   10                        INTEL CONFIDENTIAL

             FOR REVIEW, INTEL RESERVES THE RIGHT TO FURTHER MODIFY

15.3 The parties agree that neither will disclose the existence of this Agreement, nor any of the details, to any third party without the specific written consent of the other. If disclosure of this Agreement or any of the terms hereof is required by applicable law, rule or regulation, or is compelled by a court or governmental agency, authority or body: (i) the parties shall use all legitimate and legal means available to minimize the disclosure to third parties of the content of the Agreement, including without limitation seeking a confidential treatment request or protective order; (ii) the disclosing party shall inform the other party at least ten business days (i.e., not a Saturday, Sunday or a day on which banks are not open for business in the geographic area in which the non-disclosing party's principal office is located) in advance of the disclosure; and (iii) the disclosing party shall give the other party a reasonable adequate opportunity to review and comment upon the disclosure, and any request for confidential treatment or a protective order pertaining thereto, prior to making such disclosure.

15.4 During the course of an agreement between Supplier and Intel, Intel may have or may be provided access to other confidential information and materials of the Supplier. Intel agrees to protect such information in accordance with the terms of a Confidential Non-Disclosure Agreement ("CNDA") between the Parties.

15.5 The obligations stated in this Section (15) shall survive the expiration or termination of this Agreement.

16.0     LIMITATION OF LIABILITY

         INTEL WILL NOT BE LIABLE UNDER THIS AGREEMENT FOR ANY INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, BUSINESS INTERRUPTIONS, OR LOSS OF USE, IRRESPECTIVE OF WHETHER INTEL HAS ADVANCE NOTICE OF THE POSSIBILITY OF ANY SUCH DAMAGES.

17.0     INDEMNIFICATION

17.1 Supplier agrees to protect, defend, indemnify and hold Intel harmless from and against any and all claims, liabilities, demands, penalties, forfeitures, suits, judgments and the associated costs and reasonable expenses (including attorney's fees), which Intel may hereafter incur, become responsible for or pay out as a result of death, personal injury, or bodily injury to any person, destruction or damage to any property, non-compliance with applicable labor and employment laws, contamination of or adverse effects on the environment and any clean up costs in connection therewith, or any violation of governmental law, regulation, or orders, caused, in whole or in part, by (a) Supplier's breach of any term or provision of this Agreement, (b) any negligent or willful acts, errors or omissions by Supplier, its employees, officers, agents, representatives or sub-contractors in the performance of this Agreement, or (c) Product(s) manufactured by Supplier's or services provided by Supplier not according to specifications.

17.2 Intel agrees to protect, defend, indemnify and hold Supplier harmless from and against any and all costs and expenses (including attorney's fees) which Supplier may hereafter incur, become responsible for or pay out as a result of death, personal injury and bodily injury proximately caused by the negligence or willful acts or omissions by Intel or its employees.

18.0     HAZARDOUS MATERIALS

18.1 If Product(s) or services provided hereunder include hazardous materials as defined by relevant local, state, and national law, Supplier represents and warrants that Supplier and its personnel providing services to Intel understand the nature of and hazards associated with the design and/or service of Product(s) including handling, transportation, and use of such hazardous materials, as applicable to Supplier. Supplier assumes all liability resulting from Supplier's actions

                                       11                     INTEL CONFIDENTIAL
             FOR REVIEW, INTEL RESERVES THE RIGHT TO FURTHER MODIFY in connection with (i) providing such hazardous materials to Intel, or
         (ii) the use of such hazardous materials in providing services to Intel.

18.2 Upon request from Intel, Supplier shall provide Intel with material safety data sheets and any other documentation reasonably necessary to enable Intel to comply with applicable laws and regulations.

18.3 Supplier hereby certifies that Product(s) supplied to Intel do not contain and are not manufactured with any ozone depleting substances, as those terms are defined by law.

19.0     CUSTOMS CLEARANCE AND EXPORT

19.1 Upon Intel's request, Supplier shall promptly provide Intel with a statement of origin for all Product(s) and with applicable customs documentation for Product(s) wholly or partially manufactured outside of the country of import.

19.2 In the event Product or any technical information is exported from the United States or exported/re-exported from a foreign destination by Supplier, Supplier shall insure that the distribution and export/re-export of product is in compliance with all laws, regulations, orders, or other restrictions of the U.S. Export Administration Regulations. Supplier agrees that neither it nor any of its subsidiaries will export/re-export any technical data, process, product, or service, directly or indirectly to any country for which the United States government or any agencies thereof requires an export license or other government approval without first obtaining such license or approval.

20.0     CONSIGNMENT PROVISIONS

20.1     CONSIGNED INVENTORY IDENTIFICATION AND USE

         Supplier shall segregate and conspicuously mark materials, tools, and equipment consigned to Supplier by Intel pursuant to this Agreement (hereinafter referred to as "Consigned Inventory") as Intel property, and shall use such materials exclusively for the performance of services in accordance with this Agreement.

20.2     SECURITY INTEREST

         Supplier shall keep the Consigned Inventory free from liens or encumbrances of any kind. Intel retains a security interest in the Consigned Inventory, and any proceeds or after-acquired property pursuant to the Uniform Commercial Code. Supplier agrees to cooperate with Intel in signing and filing any financing statements or other documents which Intel may deem necessary to protect and perfect its title and security interest in the Consigned Inventory as provided herein. Intel may notify other creditors of Supplier who have filed financing statements covering Intel's inventory that Intel claims title to the Consigned Inventory.

20.3     RECORD KEEPING, INSPECTION AND AUDIT OF CONSIGNED INVENTORY

20.3.1 Supplier shall account for 100% of any inventory within Supplier's facility. Supplier shall perform scheduled physical cycle counts of all such inventory according to mutually agreeable procedures. Intel reserves the right to observe and audit cycle counts. Supplier shall provide, within one (1) working day, results of the cycle counts. In addition, Supplier shall provide, within one (1) working day, appropriate records of all receipts, shipments, and returns in such consigned inventory. Supplier shall immediately notify Intel of any quantity or part number variance detected in the cycle count.


                                       12                     INTEL CONFIDENTIAL
             FOR REVIEW, INTEL RESERVES THE RIGHT TO FURTHER MODIFY

20.3.2 Intel reserves the right to audit Supplier's accounting procedures at Supplier's facility with 24 hours notice. In the event of a discrepancy between the records of Supplier and the records of Intel regarding the Consigned Inventory, the records of Intel shall be presumed correct and Supplier shall be responsible for any shortages in the Consigned Inventory unless Supplier objects in writing with substantiating documentation. Intel shall have the right to inspect and audit the Consigned Inventory at all reasonable times.

20.3.3 Supplier agrees to implement and adhere to the following loss control measures:

a) Receipt Verification - All Consigned Inventory shall be verified for part number and quantity accuracy. Upon verification, the Consigned Inventory shall be immediately moved by Supplier to a secured area such as a locked cage. Supplier shall immediately notify Intel of receipt of consigned inventory and verify part number and count accuracy. In the event of a variant, Intel is to be notified immediately and such variants must be confirmed by Intel. In the event of a discrepancy between the records of the Supplier and the records of Intel regarding the consigned inventory, the records of Intel shall be presumed correct. The Supplier shall be responsible for any shortages in the consigned inventory unless Supplier can produce substantiating documentation that proves otherwise.

b) Proper Segregation - Consigned Inventory shall be segregated from the materials of other Supplier customers at all times, and must be placed in a secured area. In addition, all Intel consigned inventory that has been identified for use in Intel prototype products shall be kept segregated from consigned inventory for Intel production products.

c) Limited Access - Access to the secured area shall be limited to authorized Supplier and escorted Intel employees.

d) Secured Area Owners - For each shift, one (1) Supplier employee shall be designated as responsible for the accuracy of the inventory at the secured area.

e) Security Incident Report Forms - Security Incident Report Forms shall be used to explain the circumstances around any missing Consigned Inventory. The form shall require a description of the missing Consigned Inventory and Supplier's corrective actions taken to minimize reoccurrence. A copy of all completed Security Incident Report forms shall be provided to Intel immediately upon Suppliers knowledge of missing Consigned Inventory.


f) Issuing a Work Order - Consigned Inventory shall be moved from the Consigned Inventory secured area to the floor only when needed for a work order. The issuance of a work order to cover for Consigned Inventory lost on the production floor is not allowed unless a proper Security Incident Report form has been completed.

g) Damaged materials - Any damaged material shall be properly segregated from undamaged material quarantined for review and disposition by Intel.

h) Rework - Product(s) returned for rework shall be considered HVU consigned material, and thereby Supplier shall control as such.

20.4     RISK OF LOSS AND INSURANCE

         Supplier shall bear the risk of loss or damage for all Consigned Inventory, including but not limited to "line scrap" above the attrition rate in addendum A, if such loss occurs as a result of Supplier's manufacturing process, and is not related to defects in materials as supplied by Intel. Supplier shall keep the Consigned Inventory insured against theft, fire and other risks normally covered by standard all-risk property insurance, in the amount of the replacement value. Supplier shall bear the cost of any deductible, and in the event of a loss, Supplier shall reimburse Intel for such


                                       13                     INTEL CONFIDENTIAL
             FOR REVIEW, INTEL RESERVES THE RIGHT TO FURTHER MODIFY deductible. Supplier shall provide Intel with a certificate of insurance showing Intel as an additional insured, with provision for no less than thirty (30) days written notice to Intel of insurance termination or material changes in coverage. Supplier shall immediately notify Intel in writing of a material variance, loss or damage, and shall pay Intel the material replacement cost at best customer pricing. Payment terms are net sixty (60) days from Supplier's receipt of notification.

21.0     SUPPLIER'S FACILITIES

         Supplier agrees to perform all services under this Agreement at the following facility or facilities:

         Supplier's Facility Address(es):

               XeTel Corporation
               2105 Gracy Farms Ln.
               Austin, Texas

         Intel shall be permitted to inspect and approve any such facility to evaluate security and safety policies prior to Supplier beginning performance under this Agreement. Supplier shall not utilize other facilities to manufacture Product(s) without prior written permission from Intel.


                                       14                     INTEL CONFIDENTIAL
             FOR REVIEW, INTEL RESERVES THE RIGHT TO FURTHER MODIFY

21.3     FLEXIBILITY

         Based on Forecasts provided by Intel, Supplier shall notify Intel when capacity available to Intel drops below 150% of forecasted volumes.

22.0     GENERAL

22.1 Contingencies. The Supplier shall be responsible for its failure to perform due to causes beyond its reasonable control such as acts of God, fire, theft, war, riot, embargoes or acts of civil or military authorities. If delivery is to be delayed by such contingencies, Supplier shall immediately notify Intel in writing and Intel may either
         (i) extend time of performance, or (ii) terminate the uncompleted portion of the order at no cost to Intel.

22.2 Assignment. Intel may assign or delegate its rights and obligations, or any part thereof under this Agreement to any or all of its wholly-owned subsidiaries. Supplier may not assign or factor any rights in nor delegate any obligations under this Agreement or any portion thereof without the written consent of Intel.

22.3 Compliance With Laws. Supplier shall comply with all national, state and local laws and regulations governing the manufacture, transportation or sale of Product(s) or the performance of services in the course of this Agreement.

22.4 Governing Law. This Agreement shall be construed and interpreted according to the substantive laws of the State of Delaware, U.S.A., excluding its choice of law provisions.

22.5 SPECIFIC PERFORMANCE. Notwithstanding anything else contained in this Agreement, Supplier hereto agree that failure to perform certain obligations undertaken in connection with this Agreement would cause irreparable damage, and that monetary damages would not provide an adequate remedy in such event. Supplier further agrees that failure to deliver against accepted Purchase Orders, or to deliver confirmed supply or pricing, are such obligations. Accordingly, it is agreed that, in addition to any other remedy to which the Supplier may be entitled, at law or in equity, Intel shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and an order of specific performance to compel performance of such obligations in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction. Such injunctive relief shall extend until such time as Intel has established a new supplier to perform the scope of work as set forth in this contract.

22.6 Independent Contractor. Supplier hereto is an independent contractor. Supplier does not have the authority to act for and/or bind Intel in any way, or to represent that Supplier is authorized to act on the behalf of Intel. Nothing herein will be construed as forming a partnership or agency between the Parties.


                                       15                     INTEL CONFIDENTIAL
             FOR REVIEW, INTEL RESERVES THE RIGHT TO FURTHER MODIFY

22.7 Notices and Requests. All notices and requests required under this Agreement will be in writing, will reference this Agreement and will be deemed given upon delivery if personally delivered or upon receipt if sent by registered or certified mail, postage prepaid, return receipt requested, to the persons and addresses listed below, which persons and addresses may be modified upon subsequent written notice:

         NOTICE TO INTEL:                    NOTICE TO SUPPLIER:

         Intel Corporation                   XeTel Corporation
         1900 Prairie City Road              2105 Gracy Farms Ln.
         Folsom, Ca. 95630                   Austin, Texas

         Attention: Purchasing Dept.         Attention: Legal Department
         Copy to: Robert Schenck             Copy to: John Kampfer

22.8 Inspections and Audits. Intel may, for a period of (one) year following termination of the Agreement, audit Supplier's relevant records to verify performance by Supplier of its obligations hereunder, including pricing. Intel will hold the audited records in confidence and will not disclose any information derived therefrom to any other person or organization without the prior written consent of Supplier. Audits will be conducted not more than twice each calendar year. Audit costs will be borne by Intel, unless audit uncovers a material performance deviation by Supplier, in which case audit costs will by borne by Supplier.

22.9 Merger, Modification and Waiver. This document (including its attachments) is the entire understanding between Intel and Supplier with respect to the subject matter hereof and merges all prior and contemporaneous agreements, dealings and negotiations. No modification, alteration or amendment shall be effective unless made in writing and signed by duly authorized representatives of both parties. No waiver of any breach hereof shall be held to be a waiver of any other or subsequent breach. All Releases issued to Supplier by Intel during the term of this Agreement shall be governed only by the terms and conditions of this Agreement notwithstanding any preprinted terms and conditions on Supplier's acknowledgment or Intel's Release.

22.10 Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, such determination shall not affect the validity of the remaining provisions.


       LEGAL OK
       --------
/s/ [ILLEGIBLE] 4/16/98



INTEL CORPORATION                         SUPPLIER

/s/ [ILLEGIBLE]                           /s/ W.A. PETEN
-----------------------------------       --------------------------------------
Signature                                 Signature

                                                       W.A. Peten
-----------------------------------       --------------------------------------
Printed Name                              Printed Name

                                                     Vice President
-----------------------------------       --------------------------------------
Title                                     Title

                                                         4/27/98
-----------------------------------       --------------------------------------
Date                                      Date



                                       16                    INTEL CONFIDENTIAL

             FOR REVIEW, INTEL RESERVES THE RIGHT TO FURTHER MODIFY

                                  ADDENDUM "A"
                           PRODUCT SPECIFICATIONS AND
                                 PRICE SCHEDULE


PRODUCT PRICING

Intel agrees to pay Supplier a price per unit of Product shipped (less the price of any component other than Flash Memory components that are consigned) as described below. Prices listed below are subject to change only after negotiation and mutual agreement between Intel and the Supplier.

The cost of consigned Materials, lost or scrapped by Supplier due to their assembly manufacturing process, in excess of 0.5%, will be credited to Intel at "Best Customer" pricing.

   PART            SUPPLIER            INTEL                               POUCH/       JEWEL              UNIT
DESCRIPTION       PART NUMBER       PART NUMBER       ASSEMBLY    TEST   TUBE MTRL    MTRL COST     MOH    PRICE
-----------       -----------       -----------       --------    ----   ---------    ---------    -----   -----
MiC  2MB          605141-005                          $2.56       $0.39    $3.56                   $0.43   $6.94
                                                      $2.56       $0.39                  $3.79     $0.45   $7.19
MiC  4MB          605144-005                          $3.31       $0.59    $4.29                   $0.51   $8.70
                                                      $3.31       $0.59                  $4.53     $0.54   $8.97
MiC  8MB          605749-001                          $3.31       $0.78    $4.29                   $0.51   $8.89
                                                      $3.31       $0.78                  $4.53     $0.54   $9.16
VS   2MB          605334-002        IMC002FLSC        $3.42       $0.55    $6.64          n/a      $0.80  $11.41
VS   4MB          605336-002        IMC004FLSC        $3.46       $0.56    $6.64          n/a      $0.80  $11.46
VS   6MB          605723-001        IMC006FLSC        $4.04       $0.57    $7.10          n/a      $0.85  $12.56
VS   8MB          605729-002        IMC008FLSC        $3.70       $0.59    $7.12          n/a      $0.85  $12.26
VS  16MB          605730-002        IMC016FLSC        $3.88       $0.65    $7.08          n/a      $0.85  $12.46
S2   2MB          605214-005        IMC002FLSA        $3.76       $0.54   $11.50          n/a      $1.38  $17.18
S2   4MB          605217-003        IMC004FLSA        $4.17       $0.59   $13.08          n/a      $1.57  $19.41
S2  10MB          605387-002        IMC010FLSA        $5.52       $0.63   $16.15          n/a      $1.94  $24.24
S2  20MB          605389-002        IMC020FLSA        $7.10       $0.65   $16.05          n/a      $1.93  $25.73
S2+  4MB          604578-006        IMC004FLSP        $5.76       $0.68   $23.89          n/a      $2.87  $33.20
S2+  8MB          604852-004        IMC008FLSP        $5.89       $0.70   $23.91          n/a      $2.87  $33.37
S2+ 16MB          604850-006        IMC016FLSP        $6.06       $0.71   $23.93          n/a      $2.87  $33.57
S2+ 20MB          604579-005        IMC020FLSP        $6.22       $0.73   $23.97          n/a      $2.88  $33.80

                                  ADDENDUM "B"
                   QUALITY REQUIREMENTS, PERFORMANCE STANDARDS



Supplier will use the following documents as the primary criteria for Product acceptance:

o        IPC-A-610B II

o        Intel Workmanship Standards (DOC # 99-0007-001)

o        Intel Spec #XX-XXX; QA Requirements - Pre-weld

o        Intel Spec #XX-XXX; QA Requirements - Post-weld

o        Intel Spec #XX-XXX; QA Requirements - Packout

o        ANSI/ASQCZ1.4 Sampling Procedures and Tables for Inspection by
         Attributes

o        PCMCIA Stress Test and Mechanical Requirements

o        Various other Intel supplied Specifications as listed in the BOMs.

AOQL:

Intel will accept 2500 outgoing DPM; functional, mechanical, and visual on all new products shipped during the first 30 days of prototype through production volumes. After the first 30 days have passed, Buyer will accept a maximum of 500 outgoing DPM on subsequent shipments.

Intel will accept 1000 DPM SMT assembly defects (in accordance with above specified documents) measured at final inspection prior to encasement of assembly in cover set; provided said defects do not result in functional failures when subjected to PCMCIA thermal and mechanical stresses.

Intel may elect to impose third party Source Inspection at Supplier's expense; if at any time the DPM levels rise above the Intel accepted limits specified above for more than three consecutive assembly lots of single or mixed product; or, an "Epidemic Failure" occurs as described in paragraph 8.5. Intel and Supplier shall agree on Qualified Source Inspection provider, within 72 hours of imposition of this clause.

FUNCTIONAL TEST:

The Supplier will implement the Functional Test plan/Program provided by Intel for the specific line item products. Intel will reserve the right to modify the test procedure/program at the Supplier's location if necessary to meet DPM goals at no additional cost to Intel.

All product that has been subjected to rework or repair during any phase of the assembly operation, will receive a complete functional test to ensure acceptability; even if it was subjected to functional test prior to the rework.

QUALITY REPORTS:

Supplier is to provide Intel with "First Pass" and "Final" yield reports reflecting all inspection and test results; including Pareto analysis of top three major defects. Reports are to be submitted at weekly intervals unless waived in writing by Intel. The Supplier is to provide process control data to Intel on request.

Intel and the Supplier are to meet quarterly to discuss quality/performance issues and conduct routine audits of process and WIP.

TURNKEY MATERIAL:

Supplier will use Intel's Approved Manufacturers List (AML) for procurement of all components and mechanical piece parts. Requests for deviations from the AML are to be submitted in writing by the Supplier to Intel for written authorization.



                                   18                         INTEL CONFIDENTIAL

             FOR REVIEW, INTEL RESERVES THE RIGHT TO FURTHER MODIFY

CHANGE REQUEST:

All product is to be assembled and encased only at the approved facility. Any proposed change in location of manufacturing assembly/test facility must be approved in writing by the Intel. Any process changes anticipated by the Supplier to the production flow or process must be communicated in writing and approved by Intel prior to implementation. Any changes that are implemented prior to Intel's approval may result in product that is considered defective by Intel and be returned for rework, testing, or credit.

GENERAL:

The Supplier is to generate controlled specification documents for the assembly of each separate line item product identified in this document or future addenda.

Supplier is required to maintain IS09002 certification throughout the duration of this agreement.



                                       19                    INTEL CONFIDENTIAL

              FOR REVIEW, INTEL RESERVES THE RIGHT TO FURTHER MODIFY